QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

NEWS RELEASE

For Immediate Release

For more information, please contact:

Gregory L. Hamby EVP and CFO ghamby@gbt.com Phone: (678) 450-3369	W. Michael Banks Senior Vice President mbanks@gbt.com Phone: (678) 450-3480	P.O. Box 2760 Gainesville, GA 30503 Fax: (770) 531-7359

GB&T Bancshares Reports 2004 Net Income of $9.8 Million, Up 27.4%
Declares Cash Dividend of $0.076

GAINESVILLE, Ga., January 19, 2005 (PRIMEZONE)—GB&T Bancshares, Inc. (Nasdaq: GBTB), a fast-growing multi-bank holding company operating five community banks based in Georgia, reported 2004 net income of $9.8 million, a 27.4 percent increase over the $7.7 million reported for 2003. Strong earnings reflect the Company's double-digit balance sheet growth achieved through organic expansion combined with an active acquisition strategy. During the course of the year, loans rose 34.6 percent while deposits increased 27.4 percent. Diluted earnings per share for 2004 were $1.04 compared to $1.03 for 2003. The earnings per share comparison reflects a 26.8 percent increase in average diluted shares outstanding to 9,472,000 arising from shares issued in connection with three bank acquisitions over the past 18 months and a public offering of 1,651,680 shares completed in the fourth quarter of 2004.

For the fourth quarter of 2004, GB&T Bancshares reported net income of $3.0 million, a 24.0 percent increase over the $2.4 million reported for the third quarter of 2004 and a 6.1 percent increase over the $2.8 million reported for the prior-year fourth quarter period. Diluted earnings per share were $0.27, compared with $0.25 for the 2004 third quarter and $0.32 for the prior-year period. The fourth quarter of 2004 compared to the fourth quarter of 2003, reflects a 26.9 percent increase in average diluted shares outstanding issued in connection with two bank acquisitions completed in the third quarter of 2004 and the above-mentioned fourth quarter 2004 public offering.

At a meeting held on January 17, 2005, the Board of Directors of GB&T Bancshares declared a first quarter cash dividend of $0.076 per share on the Company's common stock, unchanged from the previous quarter. The declared dividend is payable on February 11, 2005 to shareholders of record as of the close of business on January 31, 2005.

The annualized returns on average assets ("ROA") and average equity ("ROE") for fiscal year 2004 were 0.91 percent and 8.32 percent, respectively, compared with 0.95 percent and 10.56 percent for 2003. Adjusted to exclude intangibles, the annualized return on average tangible assets ("ROTA") and average tangible equity ("ROTE") were 0.95 percent and 12.90 percent, respectively, compared with 0.97 percent and 13.84 percent for 2003. For the fourth quarter of 2004, ROA and ROE were 0.95 percent and 7.74 percent, respectively, compared with 0.84 percent and 7.80 percent for the linked quarter, and 1.18 percent and 11.62 percent for the fourth quarter of 2003. Adjusted to exclude intangibles, fourth quarter 2004 ROTA and ROTE were 0.99 percent and 12.06 percent, respectively, compared with 0.88 percent and 12.72 percent for the linked quarter, and 1.22 percent and 17.76 percent for the fourth quarter of 2003.

Richard A. Hunt, President and CEO, commented, "Our growth strategy worked well for us in 2004. As in prior years, we achieved strong earnings growth by a combination of entry into new markets and the expansion of our community banking expertise in markets where we already had an established presence. We were pleased to complete 2004 with an expanded geographic footprint in several attractive high-growth Georgia markets. This past year, we acquired Lumpkin County Bank and Southern Heritage Bank, and we opened Bank of Athens, welcoming all three to our GB&T Bancshares family as new divisions of Gainesville Bank & Trust. We enter 2005 on an optimistic note. We believe that our economy is healthy, that our markets are strong, and we see significant opportunities for expansion.

"Our growth strategy continues with the acquisition of Gwinnett-based FNBG Bancshares, Inc., parent of First National Bank of Gwinnett, a $115-million asset bank. We anticipate that the acquisition will be consummated during February, 2005. To support future growth at the same high levels, we added to our capital base during the fourth quarter of 2004 with a public offering of approximately 1.65 million shares. Investors were highly receptive, and we added net proceeds of approximately $35.4 million to our capital."

Total revenue, defined as net interest income plus non-interest income, was $52.1 million for the fiscal year 2004, an increase of 25.7 percent over the $41.4 million reported in 2003. Net interest income increased 28.0 percent, to $40.3 million, reflecting a 31.4 percent growth in average earning assets from 2003. Mr. Hunt noted, "On a year-to-year basis, our net interest income was driven by strong growth in our earning assets. For the same period, our net interest margin experienced an eleven basis point decline to 4.14 percent. However, recent quarterly trends in our margin have been positive as a result of rising interest rates. Since mid-year, our net interest margin improved ten basis points. With expectations of a continuing higher interest rate environment, we look forward to a positive contribution from our margin in 2005."

Non-interest income for fiscal year 2004 was $11.8 million, an increase of 18.6 percent over the $9.9 million reported in 2003. Excluding a one-time gain of $372,000 from the sale of excess real estate parcels associated with the Company's new operations center, non-interest income grew 14.9 percent. Service charges on deposit accounts increased 23.6 percent, reflecting the Company's 34.6 percent deposit growth, and other operating income increased 58.5 percent, of which $372,000 represented the one-time gain, partially offset by an 18.5 percent decline in mortgage origination fees.

Total revenue for the fourth quarter of 2004 was $15.0 million, an increase of 25.0 percent over the $12.0 million reported in the prior-year fourth quarter period. Net interest income rose 26.0 percent to $11.7 million, reflecting a 30.7 percent increase in average earning assets over the prior-year fourth quarter, resulting in a net interest margin of 4.19 percent. Non-interest income was $3.2 million, an increase of 21.7 percent from the fourth quarter of 2003. Excluding the one-time gain from the sale of real estate, fourth quarter non-interest income grew 7.7 percent.

Non-interest expense was $36.2 million in 2004, an increase of 21.8 percent over the $29.7 million reported for 2003; both asset growth and revenue growth outpaced growth of expenses, resulting in improved efficiencies. Excluding one-time charges of $205,000 in 2004 for conversion-related expenses and a $316,000 loss in 2003 from the sale of an acquired company's headquarters building, non-interest expense increased 22.5 percent. Growth in all expense categories was well-controlled. Salaries and employee benefits expense, the largest component of non-interest expense, increased 21.5 percent; the number of full-time equivalent employees increased 19.2 percent, primarily as a result of the two most recent acquisitions. GB&T Bancshares' efficiency ratio was 70.37 percent for fiscal year 2004 compared with 71.56 percent for 2003.

Non-interest expense for the fourth quarter of 2004 was $9.9 million, an increase of 19.5 percent over the $8.3 million reported in the fourth quarter of 2003, again well-controlled relative to the levels of asset and revenue growth. Mr. Hunt noted that this was the fourth consecutive quarter of improvement in the efficiency ratio, reflecting both strong revenue growth and the cost-savings opportunities arising from prior acquisitions.

Nonperforming assets at December 31, 2004, were 0.86 percent of assets compared with 0.60 percent at both September 30, 2004 and December 31, 2003. Annualized net charge-offs for the fourth quarter of 2004 were 0.29 percent of average loans compared with 0.06 percent for the third quarter of 2004 and 0.29 percent for the fourth quarter of 2003. Loan loss reserves at December 31, 2004 were 1.16 percent of total loans. Commenting on asset quality, Mr. Hunt said, "Overall, our outlook is quite positive. The year-over-year increase in nonperforming assets is associated with our acquisition of Lumpkin County Bank, which was reflected in our purchase price of the bank, and with a secured commercial loan that was added to nonperforming status during the fourth quarter. We reversed accrued interest on that loan and believe we are adequately reserved for future loss related to that loan. We also anticipate that a significant nonperforming loan will be paid out in the near future." Nonperforming assets at December 31, 2004, were 0.86 percent of assets compared with 0.60 percent at both September 30, 2004 and December 31, 2003. Annualized net charge-offs for the fourth quarter of 2004 were 0.29 percent of average loans compared with 0.06 percent for the third quarter of 2004 and 0.29 percent for the fourth quarter of 2003. Loan loss reserves at December 31, 2004 were 1.16 percent of total loans.

Total assets were $1.3 billion at December 31, 2004, an increase of $329.9 million, or 34.9 percent, from December 31, 2003. The Lumpkin County Bank and Southern Heritage Bancorp, Inc. acquisitions accounted for $187 million, or 56.7 percent, of the increase. Excluding these two acquisitions, organic growth during this same period was $142.9 million, or approximately 15.1 percent. Loans rose $245.9 million, or 34.6 percent, to $955.9 million at December 31, 2004 as compared with the prior year. Loan growth on a linked quarter basis, which represents exclusively organic growth, was 5.7 percent, or 23.0 percent annualized. Total deposits increased $200.0 million, or 27.4 percent, to $928.6 million at December 31, 2004 as compared with the prior year.

Shareholders' equity at December 31, 2004 was $174.7 million, a twelve-month increase of $77.9 million, or 80.4 percent, reflecting the impact of two bank acquisitions during the third quarter and a public offering during the fourth quarter. Shareholders' equity was 13.7 percent of period-end assets. GB&T Bancshares had 11,772,352 shares of common stock outstanding at December 31, 2004.

About GB&T Bancshares, Inc.

Based in Gainesville, Georgia, GB&T Bancshares, Inc. is a multi-bank holding company operating five community banks: Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica and First National Bank of the South. In addition, the Company owns a consumer finance company, Community Loan Company, with eight offices located in Northern Georgia. As of December 31, 2004, GB&T Bancshares had assets of $1.3 billion, with 25 branches located in high-growth Georgia markets. GB&T Bancshares' common stock is listed on the Nasdaq National Market under the symbol "GBTB." Visit the Company's website www.gbt.com for additional information about GB&T.

Forward-Looking Statements

Some of the statements in this press release, including, without limitation, statements regarding our proposed acquisitions, projected growth in the counties in which we operate, our efficiency, loan loss reserves, net interest margin, revenue growth and other statements regarding our future results of operations are "forward-looking statements" within the meaning of the federal securities laws. In addition, when we use words like "anticipate", "believe", "intend", "expect", "estimate", "could", "should", "will", and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our current beliefs and assumptions. Factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins or the volumes or values of loans held or made by us; (3) general economic conditions may be less favorable than expected (both generally and in our markets), resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) economic, governmental or other factors may prevent the projected population and commercial growth in the counties in which we operate; (5) we may be unable to obtain required shareholder or regulatory approval for our proposed acquisitions, (6) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (7) costs or difficulties related to the integration of our businesses may be greater than expected; (8) deposit attrition, customer loss or revenue loss following the acquisitions may be greater than expected; (9) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; and (10) adverse changes may occur in the equity markets. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements contained in this release.

GB&T Bancshares has a filed registration statement on Form S-4 and other documents with the Securities and Exchange Commission ("SEC") and will file amendments to those documents in the near future. The registration statement contains a prospectus of GB&T Bancshares relating to the common stock to be issued in the acquisition of FNBG Bancshares and a proxy statement of FNBG Bancshares relating to the acquisition. Investors and shareholders are urged to read the proxy statement/prospectus and any other relevant documents filed with the SEC, as they contain important information. Investors and shareholders will be able to receive the proxy statement/prospectus and other documents filed by GB&T Bancshares free of charge at the SEC's web site, www.sec.gov or from GB&T Bancshares, Inc. at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia 30501.

GB&T Bancshares, FNBG Bancshares and their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the acquisition. Information about such directors and executive officers and their ownership of GB&T Bancshares and FNBG Bancshares common stock are set forth in the proxy statement/prospectus. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus.

Source: GB&T Bancshares, Inc.

Contact: Gregory L. Hamby, EVP and CFO, +1-678-450-3369, or ghamby@gbt.com, or W. Michael Banks, Senior Vice President, +1-678-450-3480, or mbanks@gbt.com, both of GB&T Bancshares, Inc.

GB&T Bancshares Inc.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	4th Qtr 2004	3rd Qtr 2004	2nd Qtr 2004	1st Qtr 2004	4th Qtr 2003	YTD 2004	YTD 2003
	(Dollars in thousands except per share amounts)
EARNINGS
Net interest income	$11,716	10,610	9,110	8,886	9,301	40,322	31,504
Provision for loan loss	$465	332	325	284	155	1,406	1,406
Other income	$3,238	2,699	2,942	2,899	2,660	11,778	9,928
Other expense	$9,901	9,456	8,475	8,348	8,282	36,180	29,693
Net income	$2,975	2,400	2,233	2,230	2,803	9,838	7,725
Non-recurring income/expense (after-tax)	$230	127	0	0	0	103	196
Operating income	$2,745	2,527	2,233	2,230	2,803	9,735	7,921
PER SHARE DATA
Basic earnings per share	$0.28	0.25	0.26	0.26	0.33	1.05	1.06
Diluted earnings per share	$0.27	0.25	0.26	0.26	0.32	1.04	1.03
Operating diluted earnings per share	$0.25	0.26	0.26	0.26	0.32	1.03	1.06
Book value per share	$14.84	13.57	11.57	11.65	11.40	14.84	11.40
Tangible book value per share	$10.19	8.11	7.75	7.79	7.51	10.19	7.51
Cash dividend per share	$0.076	0.076	0.076	0.072	0.072	0.30	0.29
PERFORMANCE RATIOS
Return on average assets	0.95%	0.84%	0.91%	0.93%	1.18%	0.91%	0.95%
Return on average tangible assets	0.99%	0.88%	0.94%	0.97%	1.22%	0.95%	0.97%
Return on average equity	7.74%	7.80%	9.05%	9.14%	11.62%	8.32%	10.56%
Return on average tangible equity	12.06%	12.72%	13.53%	13.77%	17.76%	12.90%	13.84%
Net interest margin	4.19%	4.15%	4.09%	4.13%	4.34%	4.14%	4.25%
Other expense / Average assets	3.16%	3.33%	3.44%	3.49%	3.47%	3.34%	3.65%
Efficiency Ratio	67.89%	69.51%	72.40%	72.45%	70.58%	70.37%	71.56%
Other income/Total operating revenue	19.66%	20.28%	22.18%	22.88%	20.73%	21.12%	23.25%
MARKET DATA
Market value per share—Period end	$24.12	22.06	23.90	22.52	18.90	24.12	18.90
Market as a % of book	1.63	1.63	2.07	1.93	1.66	1.63	1.66
Cash dividend yield	1.26%	1.38%	1.27%	1.28%	1.52%	1.24%	1.53%
Common stock dividend payout ratio	28.15%	30.40%	29.23%	28.13%	22.50%	28.85%	28.16%
Period-end common shares outstanding (000)	11,772	10,052	8,593	8,528	8,493	11,772	8,493
Common stock market capitalization ($Millions)	$283.95	221.74	205.37	192.04	160.55	283.95	160.51
CAPITAL & LIQUIDITY
Equity to assets	13.71%	11.23%	9.94%	10.20%	10.26%	13.71%	10.26%
Period-end tangible equity to tangible assets	9.84%	7.03%	6.88%	7.06%	7.00%	9.84%	7.00%
Total risk-based capital ratio	not available	12.95%	11.66%	11.78%	11.80%	not available	11.80%
Average loans to deposits	97.99%	96.09%	95.54%	97.39%	95.63%	96.79%	95.36%
ASSET QUALITY
Net charge-offs	$666	132	342	6	508	1,146	1,082
(Ann.) Net loan charge-offs/ Average loans	0.285%	0.062%	0.186%	0.003%	0.29%	0.14%	0.18%
Non-performing loans	$10,059	4,905	2,511	2,951	3,333	10,059	3,333
OREOs	$620	1,240	1,368	2,053	1,868	620	1,868
90-day past dues	$328	1,110	1,096	1,053	509	328	509
NPAs + 90 day past due/ Total assets	0.86%	0.60%	0.50%	0.62%	0.60%	0.86%	0.60%
Allowance for loan losses/ Total loans	1.16%	1.25%	1.21%	1.24%	1.23%	1.16%	1.23%
Allowance for loan losses/NPA's + 90 days past due	100.49%	155.23%	180.64%	148.65%	152.82%	100.49%	152.82%
END OF PERIOD BALANCES
Total loans, net of unearned fees	$955,880	904,407	745,437	724,282	709,958	955,880	709,958
Total assets	$1,274,136	1,215,373	1,000,519	974,213	944,278	1,274,136	944,278
Deposits	$928,603	940,867	778,364	758,178	728,629	928,603	728,629
Stockholders' equity	$174,715	136,440	99,431	99,327	96,843	174,715	96,843
Full-time equivalent employees	453	440	384	388	380	453	380
AVERAGE BALANCES
Loans	$928,935	840,569	738,092	720,063	700,662	807,340	608,131
Total earning assets	$1,111,717	1,016,482	896,534	866,228	850,872	973,246	740,818
Total assets	$1,246,184	1,130,820	990,519	960,962	945,785	1,082,701	813,134
Deposits	$947,975	874,783	772,587	739,353	732,672	834,100	637,688
Stockholders' equity	$152,932	122,336	99,254	98,137	95,701	118,271	73,144

The following table provides a detailed analysis of Non-GAAP measures.

Reconciliation Table	4th Qtr 2004	3rd Qtr 2004	2nd Qtr 2004	1st Qtr 2004	4th Qtr 2003	YTD 12/31/2004	YTD 12/31/2003
	(Dollars in thousands)
Book value per share	$14.84	13.57	11.57	11.65	11.40	14.84	11.40
Effect of intangible assets per share	$(4.65)	(5.46)	(3.82)	(3.86)	(3.89)	(4.65)	(3.89)
Tangible book value per share	$10.19	8.11	7.75	7.79	7.51	10.19	7.51
Return on average assets	0.95%	0.84%	0.91%	0.93%	1.18%	0.91%	0.95%
Effect of intangible assets	0.04%	0.04%	0.03%	0.05%	0.04%	0.04%	0.02%
Return on average tangible assets	0.99%	0.88%	0.94%	0.97%	1.22%	0.95%	0.97%
Return on average equity	7.74%	7.80%	9.05%	9.14%	11.62%	8.32%	10.56%
Effect of intangible assets	4.32%	4.93%	4.48%	4.63%	6.14%	4.58%	3.28%
Return on average tangible equity	12.06%	12.72%	13.53%	13.77%	17.76%	12.90%	13.84%
Equity to assets	13.71%	11.23%	9.94%	10.20%	10.26%	13.71%	10.26%
Effect of intangible assets	-3.88%	-4.20%	-3.06%	-3.14%	-3.26%	-3.88%	-3.26%
Period-end tangible equity to tangible assets	9.84%	7.03%	6.88%	7.06%	7.00%	9.84%	7.00%

GB&T Bancshares, Inc.
Condensed Consolidated Statement of Condition

	12/31/2004 (Unaudited)	12/31/2003 (Unaudited)
Assets (in thousands):
Cash and due from banks	$20,723	$17,584
Interest-bearing deposits in banks	700	535
Federal funds sold	93	6,534

Total cash and equivalents	21,516	24,653

Securities available-for-sale, at fair value	190,636	132,945
Restricted equity securities	7,226	4,582

Total securities	197,862	137,527

Loans	955,880	709,958
Allowance for loan losses	11,061	8,726

Loans, net	944,819	701,232

Premises and equipment	31,548	25,813
Goodwill and intangible assets	54,745	33,043
Other assets	23,646	22,010

Total assets	$1,274,136	$944,278

Liabilities and Stockholders' Equity (in thousands):
Deposits
Non interest-bearing	$125,704	$90,914
Interest-bearing	802,899	637,715

Total deposits	928,603	728,629

Federal funds purchased and securities sold under repurchase agreements	47,582	17,314
Federal Home Loan Bank advances	80,992	75,703
Other borrowings	934	300
Other liabilities	11,412	10,025
Company guaranteed trust preferred securities	29,898	15,464

Total liabilities	1,099,421	847,435

Stockholders' equity:
Capital stock	139,207	67,983
Retained earnings	35,550	28,393
Accumulated other comprehensive income (loss)	(42)	467

Total stockholders' equity	174,715	96,843

Total liabilities and stockholders' equity	$1,274,136	$944,278

GB&T BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
	(Dollars in thousands, except per share amounts)
Interest income:
Loans, including fees	$15,381	$11,991	$52,642	$42,176
Taxable securities	1,431	936	4,706	3,753
Nontaxable securities	182	193	736	688
Federal funds sold	48	28	163	145
Interest-bearing deposits in banks	10	4	27	30

Total interest income	17,052	13,152	58,274	46,792

Interest expense:
Deposits	4,042	2,872	13,379	11,471
Federal funds purchased and securities sold under repurchase agreements	98	40	248	168
Federal Home Loan Bank advances	770	776	3,131	2,844
Other borrowings	426	163	1,194	805

Total interest expense	5,336	3,851	17,952	15,288

Net interest income	11,716	9,301	40,322	31,504
Provision for loan losses	465	155	1,406	1,406

Net interest income after provision for loan losses	11,251	9,146	38,916	30,098

Other income:
Service charges on deposit accounts	1,642	1,413	6,121	4,953
Mortgage origination fees	513	459	1,988	2,440
Insurance commissions	165	183	621	614
Gain on sale of securities	—	227	609	382
Other operating income	918	378	2,439	1,539

Total other income	3,238	2,660	11,778	9,928

Other expense:
Salaries and employee benefits	5,651	4,507	20,893	17,193
Occupancy and equipment expenses, net	1,381	1,001	5,099	4,138
Other operating expenses	2,869	2,774	10,188	8,362

Total other expense	9,901	8,282	36,180	29,693

Income before income taxes	4,588	3,524	14,514	10,333
Income tax expense	1,613	721	4,676	2,608

Net income	$2,975	$2,803	$9,838	$7,725

Earnings per share:
Basic	$0.28	$0.33	$1.05	$1.06

Diluted	$0.27	$0.32	$1.04	$1.03

Weighted average shares
Basic	10,784	8,491	9,340	7,313

Diluted	11,004	8,669	9,472	7,469

Cash dividends per common share	$0.076	$0.072	$0.300	$0.288

QuickLinks

  Exhibit 99.1
GB&T Bancshares Reports 2004 Net Income of $9.8 Million, Up 27.4% Declares Cash Dividend of $0.076
GB&T Bancshares Inc. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
GB&T Bancshares, Inc. Condensed Consolidated Statement of Condition
GB&T BANCSHARES, INC. AND SUBSIDIARIES Consolidated Statements of Income (Unaudited)